Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc. One Convenience Blvd Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Jim Shaffer (515) 965-6107

Casey’s Second Quarter Earnings Exceed Expectations

Ankeny, Iowa, December 3, 2003—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported earnings for the second quarter ended October 31, 2003 and for the fiscal year to date. For the quarter, diluted earnings per share exceeded analysts’ expectations at $0.32, up from $0.27 for the second quarter a year ago. Quarterly net income rose 17.3% to $15.8 million. Year-to-date diluted earnings per share rose to $0.59 from $0.52, and net income was up 15.5% to $29.6 million.

“We’ve now completed two solid quarters,” said Chairman and CEO Ronald M. Lamb, “and credit for our success goes largely to our focus. All of us at Casey’s, including our store managers, concentrated on improving gross profit at the pumps and inside our stores.” Total gross profit was up 6.9% to $117.3 million for the second quarter and up 6.8% to $231.1 million year to date. Operating expenses increased only 5.3% year to date.

Management continued to fine-tune mechanisms for balancing gasoline gallons sold and average margin per gallon to improve gross profit. At the six-month mark, gallons sold were up 7.6% to 511.2 million. The average margin per gallon was 10.8 cents, near the Company’s historical average and similar to the 10.6 cents year to date October 31, 2002. Gasoline gross profit rose 10.1% to $55.2 million from $50.2 million.

Lamb highlighted a benefit of implementing the real-time satellite communication initiative: “Having pay at the pump at more than 1,100 stores contributes to volume, but it also increases costs related to credit card sales. Beginning in the third quarter, our satellite communication capability will offer the opportunity for significant savings in credit card transaction fees.” The capability was operational in 1,000 stores as of November 30, 2003.

At midyear, total inside sales were up 3.9% to $458.9 million and the gross margin was up 60 basis points to 38.1%. The gross profit was up 5.5% to $174.7 million. Inside sales are comprised of grocery & other merchandise and prepared food & fountain.

For the year to date, grocery & other merchandise sales were up 2.9% to $364.1 million with an average margin of 31.9%, down 0.1%, and a gross profit of $116.1 million, up 2.6%. “Tobacco was our largest merchandise category,” Lamb said. “Cigarette sales overall were down even though the number of packs sold was up slightly. The average price per pack was down due to manufacturer promotions and a consumer shift to lower-cost brands. The result was a downward pressure on the tobacco margin. Positive trends in sales and margins for groceries and beer were compensating factors.”

Prepared food & fountain sales were up 7.9% to $94.8 million for the year to date. The average margin was up to 61.8% from 59.6%, and gross profit grew a strong 12% to $58.6 million. “When we began fiscal 2004, we didn’t expect to keep pace with the previous year’s 59.4% margin. New products are being so well received that we now believe we can sustain a margin in the low 60s,” Lamb stated.

Management is raising the gross profit on inside sales by using point-of-sale (POS) data to build customer appeal and manage margins. Lamb reported, “The more items we scan, the more useful data we have for wise decision making. At November 30, 2003—a month into our third quarter—we were scanning multiple items in 1,147 stores. Of that number, 304 had full POS.” The Company is installing POS at an average rate of 8 per week.

“Getting the most out of every store we own is a guiding principle at Casey’s,” Lamb stated, “and so is taking advantage of expansion opportunities.” From April 30, 2003 to the date of this release, Casey’s has built 10 stores, acquired 3 competitor stores, and purchased 4 franchise stores. The Company has reached agreement to acquire 13 more stores this fiscal year.

At its December 2, 2003 meeting, the Board of Directors declared a regular quarterly dividend of $0.035 per share, payable February 16, 2004 to shareholders of record on February 2, 2004. The Board also approved two officer promotions: William Walljasper to Vice President—Finance and Julie Jackowski to Vice President—Human Resources.

*   *   *

Casey’s General Stores, Inc. Consolidated Statements of Income (Unaudited) (Dollars in thousands, except per share amounts)

	Three months ended October 31,		Six months ended October 31,
	2003	2002	2003	2002
Net sales	$610,944	$548,480	$1,220,315	$1,098,977
Franchise revenue	463	649	966	1,357

Total revenue	$611,407	$549,129	$1,221,281	$1,100,334

Cost of goods sold	$493,634	$438,731	$989,174	$882,640
Operating expenses	77,564	74,051	154,714	146,948
Depreciation and amortization	12,317	11,760	24,482	23,395
Interest, net	3,056	3,179	6,301	6,530

	$586,571	$527,721	$1,174,671	$1,059,513

Income before income taxes	$24,836	$21,408	$46,610	$40,821
Federal and state income taxes	9,066	7,963	17,013	15,185

Net income	$15,770	$13,445	$29,597	$25,636

Basic earnings per share	$.32	$.27	$.59	$.52
Weighted average shares outstanding	49,833	49,642	49,799	49,634
Diluted earnings per share	$.32	$.27	$.59	$.52
Weighted average shares outstanding	50,017	49,723	49,966	49,725

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

	(unaudited) October 31, 2003	April 30, 2003
Assets
Current assets
Cash and cash equivalents	$57,758	$40,544
Receivables	5,213	5,742
Inventories	68,283	63,009
Prepaid expenses	5,271	4,590
Income taxes receivable	—	2,989

Total current assets	$136,525	$116,874

Other assets, net of amortization	1,129	808
Property and equipment, net of accumulated depreciation October 31, 2003 $389,720 April 30, 2003 $368,123	671,626	657,643

Total assets	$809,280	$775,325

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$30,194	$19,897
Accounts payable	68,591	64,880
Accrued expenses	30,637	32,561
Income taxes payable	1,360	—

Total current liabilities	$130,782	$117,338

Long-term debt, net of current maturities	$148,521	$162,394
Deferred income taxes	92,371	86,871
Deferred compensation	5,078	4,484

Total liabilities	$376,752	$371,087

Total shareholders’ equity	432,528	404,238

Total liabilities and shareholders’ equity	$809,280	$775,325

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product (Dollars in thousands)
Six months ended 10/31/03	Gasoline	Grocery & other merchandise	Prepared food & fountain	Other	Total
Sales	$747,783	$364,098	$94,830	$13,604	$1,220,315
Gross profit	$55,234	$116,060	$58,609	$1,238	$231,141
Margin	7.4%	31.9%	61.8%	9.1%	18.9%
Gasoline Gallons	511,156

Six months ended 10/31/02
Sales	$635,677	$353,924	$87,857	$21,519	$1,098,977
Gross profit	$50,178	$113,145	$52,352	$662	$216,337
Margin	7.9%	32.0%	59.6%	3.1%	19.7%
Gasoline Gallons	475,114

Gasoline Gallons Same Store Sales Growth (Stores open for at least one full year)
	Q1	Q2	Q3	Q4	Fiscal Year
F2004	6.4%	3.4%			4.9%
F2003	-5.4	-5.1	-4.4	4.1	-3.0
F2002	6.3	11.5	17.7	2.0	9.2
F2001	-1.2	-6.0	-10.7	-4.7	-5.6

Grocery & Other Merchandise Same Store Sales Growth (Stores open for at least one full year)
	Q1	Q2	Q3	Q4	Fiscal Year
F2004	0.6%	-0.5%			0.1%
F2003	4.2	0.8	-3.1	-1.9	0.6
F2002	8.7	10.6	19.0	9.7	11.7
F2001	5.1	0.3	-6.4	-2.2	-0.6

Prepared Food & Fountain Same Store Sales Growth (Stores open for at least one full year)

	Q1	Q2	Q3	Q4	Fiscal Year
F2004	5.8%	4.1%			5.0%
F2003	2.8	2.0	-2.9	2.4	1.1
F2002	7.0	7.6	15.4	3.5	8.3
F2001	3.0	2.9	2.0	3.7	2.9

Gasoline Margin (Cents per gallon)

	Q1	Q2	Q3	Q4	Fiscal Year
F2004	9.7 ¢	11.9 ¢			10.8 ¢
F2003	9.9	11.3	11.2	11.4	10.9
F2002	9.5	11.3	8.3	10.1	9.8

F2001	13.3	12.1	11.6	7.9	11.3

Grocery & Other Merchandise Margin
	Q1	Q2	Q3	Q4	Fiscal Year
F2004	31.5%	32.3%			31.9%
F2003	31.0	33.0	30.6	31.2	31.5
F2002	32.9	30.6	27.0	30.4	30.3
F2001	32.1	34.3	32.4	30.7	32.4

Prepared Food & Fountain Margin
	Q1	Q2	Q3	Q4	Fiscal Year
F2004	60.8%	62.8%			61.8%
F2003	59.1	60.1	60.3	58.0	59.4
F2002	54.9	53.9	56.8	56.2	55.4
F2001	57.3	56.9	56.6	54.3	56.3

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 4, 2003. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.